Exhibit 99.1

IDT Corporation Reports Second Quarter Fiscal Year 2019 Results

NEWARK, NJ — March 7, 2019: IDT Corporation (NYSE: IDT) reported EPS of $0.01 and non-GAAP EPS* of $0.04 on revenue of $349.5 million for the second quarter of FY 2019, the three months ended January 31, 2019.

2Q19 HIGHLIGHTS

(2Q19 results are compared to 2Q18)

Consolidated Results

●	Revenue less direct cost of revenue decreased to $58.3 million from $58.7 million;

●	Income from operations increased to $1.5 million from a loss from operations of $480 thousand;

●	Adjusted EBITDA* increased to $7.4 million from $6.3 million;

●	EPS of $0.01 compared to $0.06;

●	Non-GAAP EPS increased to $0.04 from $0.00.

Growth Initiatives

●	net2phone’s unified communications as a service (UCaaS) revenue increased 86% to $6.0 million including Versature, the Canadian UCaaS provider acquired in 1Q19;

●	National Retail Solutions (NRS) revenue increased 56% to $1.5 million. NRS operated 6,600 active terminals at January 31, 2019 compared to 3,800 a year earlier;

●	BOSS Revolution international money transfer revenue increased 35% to $5.4 million. Revenue from its direct-to-consumer channel increased 145% to $3.3 million.

REMARKS BY SHMUEL JONAS, CEO OF IDT CORPORATION

“IDT’s technology-driven growth initiatives performed well in the second quarter.

“Revenue generated by net2phone’s unified communications as a service offering increased by 86% compared to the year ago quarter and achieved an annual run rate of over $24 million. We performed ahead of plan in our South American markets – most notably in Brazil. Operationally, our priority continues to be the incremental deployment of net2phone’s proprietary technology platform. Reviews and feedback from customers on the new platform have been positive and enthusiastic. Also, within net2phone, we are focused on developing a robust direct-to-consumer channel in all of our markets worldwide.

“National Retail Solutions revenue increased 56% in the second quarter to an annual run rate of over 6 million dollars, and its point-of-sale network now comprises over 6,600 active terminals. We have only begun to tap the potential of this business, and are building-out and optimizing the offerings that will more fully monetize the network’s capabilities.

“Our international money transfer business surpassed $20 million in annualized-run-rate revenue this quarter. Direct to consumer sales increased 145% year over year as we expanded our international disbursement network, enhanced our transaction fulfillment technology and intensified marketing.

“We continue to focus on enhancing our profitability while investing in our growth initiatives. Consolidated revenue decreased by $46.4 million compared to the second quarter 2018 primarily because of a reduction in Carrier Services traffic on marginally profitable routes. The revenue decrease had a limited impact on margin contribution, and was offset by increased margin contributions from our growth initiatives and by reductions in SG&A expense – primarily generated from within our core business operations. As a result, we increased income from operations and Adjusted EBITDA compared to both the year ago quarter and the first quarter of this year.”

2Q19 CONSOLIDATED RESULTS

Results (in millions, except EPS)	2Q19	1Q19	2Q18	2Q19 - 2Q18 Change (%/$)
Revenue	$349.5	$362.3	$395.9	(11.7)%
Direct cost of revenue	$291.2	$304.7	$337.2	(13.7)%
Revenue less direct cost of revenue	$58.3	$57.6	$58.7	(0.6)%
Direct cost of revenue as a percentage of revenue	83.3%	84.1%	85.2%	(190) BP
SG&A expense	$50.9	$50.6	$52.4	(2.8)%
Depreciation and amortization	$5.8	$5.6	$5.7	+0.5%
Severance expense	-	-	$0.2	$(0.2)
Other operating expense, net	$(0.1)	$(0.2)	$(0.8)	+$0.7
Income (loss) from operations	$1.5	$1.3	$(0.5)	+$2.0
Adjusted EBITDA*	$7.4	$7.1	$6.3	+$1.1
Net income (loss) attributable to IDT	$0.2	$(1.4)	$1.5	$(1.3)
Diluted earnings (loss) per share	$0.01	$(0.06)	$0.06	$(0.05)
Non-GAAP net income (loss)*	$1.0	$(0.5)	$0.0	+$1.0
Non-GAAP earnings (loss) per share*	$0.04	$(0.02)	$0.00	+$0.04

*Throughout this release, Non-GAAP earnings (loss) per share, Adjusted EBITDA, and Non-GAAP net income (loss) for all periods presented are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

Notes on Consolidated Results and Balance Sheet

Consolidated results for all periods presented include corporate overhead. In both 2Q19 and 2Q18, corporate G&A expense was $2.4 million.

At January 31, 2019, IDT held $75.5 million in unrestricted cash, cash equivalents and debt securities. Current assets totaled $341.3 million and current liabilities totaled $361.7 million, inclusive of current assets and current liabilities “held for sale”. IDT’s intention is to sell its Gibraltar-based bank and it is continuing discussions with potential buyers. All of the bank’s assets and liabilities at January 31, 2019 and July 31, 2018 are classified as “held for sale” in the consolidated balance sheets.

On August 1, 2018, IDT adopted a change in GAAP related to the classification and presentation of changes in restricted cash in the statement of cash flows. Net cash provided by operating activities during 2Q19 was $29.8 million compared to $21.9 million in the year ago quarter. In the corresponding periods, capital expenditures were $4.9 million and $5.6 million, respectively.

2Q19 RESULTS BY SEGMENT

(Results are for 2Q19 and are compared to 2Q18 unless otherwise noted).

For fiscal year 2019, IDT has modified the way it reports its business verticals within its two reporting segments to align more closely with IDT’s business strategy and operational structure, as follows:

Telecom & Payment Services (TPS)

IDT’s TPS segment accounted for 96.7% and 97.8% of IDT’s consolidated revenue in 2Q19 and 2Q18, respectively. The segment comprises Core and Growth verticals:

●	Core includes IDT’s three largest communications and payments offerings from both a revenue and cash generation perspective: BOSS Revolution Calling, an international long-distance calling service marketed primarily to immigrant communities in the US; Carrier Services, which provides international long-distance termination and outsourced traffic management solutions to telecoms worldwide; and Mobile Top-Up, which enables customers to transfer airtime and bundles of airtime, messaging and data credits to friends and family overseas and within the US. TPS Core also includes several smaller communications and payments offerings - many in harvest mode.

●	Growth comprises National Retail Solutions’ retailer POS terminal-based services, the BOSS Revolution international money transfer service, and the BOSS Revolution mobile service.

net2phone

IDT’s net2phone segment accounted for 3.3% and 2.1% of IDT’s consolidated revenue in 2Q19 and 2Q18, respectively. The segment comprises two verticals:

●	net2phone-UCaaS is a rapidly growing, global, unified cloud communications offering for business.

●	net2phone-Platform Services includes other offerings leveraging a common technology platform to provide cable telephony and other voice services.

Revenue in 2Q19 and comparative periods for all verticals is provided in the following chart:

Revenue by Segment and Vertical (in millions)	2Q19	1Q19	2Q18	2Q19-2Q18 % change
TPS
Core	$330.9	$345.7	$382.0	(13.4)%
BOSS Revolution Calling	$122.1	$123.5	$131.6	(7.2)%
Carrier Services	$127.9	$142.2	$170.8	(25.1)%
Mobile Top-Up	$64.3	$65.3	$62.1	+3.5%
Other	$16.6	$14.6	$17.5	(5.0)%
Growth	$7.0	$6.2	$5.0	+39.8%
Total TPS	$338.0	$351.8	$387.1	(12.7)%
net2phone
net2phone-UCaaS	$6.0	$4.8	$3.2	+86.4%
net2phone-Platform Services	$5.5	$5.7	$5.1	+8.5%
Total net2phone	$11.5	$10.5	$8.3	+38.8%

Segment level financial results are summarized in the following chart:

Results by Segment	TPS		net2phone
(in millions)	2Q19	2Q18	2Q19	2Q18
Revenue	$338.0	$387.1	$11.5	$8.3
Direct cost of revenue	$287.9	$334.6	$3.2	$2.6
Revenue less direct cost of revenue	$50.0	$52.4	$8.3	$5.7
SG&A expense	$40.4	$43.7	$8.1	$5.3
Depreciation and amortization	$3.7	$4.1	$2.1	$1.2
Severance expense	-	$0.2	-	-
Other gains	$0.2	-	-	-
Income (loss) from operations	$6.2	$4.5	$(1.9)	$(0.8)
Adjusted EBITDA	$9.6	$8.8	$0.2	$0.4

TPS Segment Takeaways:

TPS Core:

●	The BOSS Revolution Calling service continues to be impacted by persistent, market-wide trends, including the proliferation of unlimited calling plans offered by wireless carriers and MVNOs and the increasing penetration of free and paid over-the-top voice and messaging services. Minutes-of-use for the BOSS Revolution Calling service declined 11% compared to the year ago quarter, while revenue decreased 7.2% to $122.1 million.

●	Carrier Services’ minutes-of-use decreased 10% year over year and revenue declined 25.1% to $127.9 million. Carrier Services’ minutes-of-use and revenue will continue to be impacted over the long term as communications globally transition away from traditional international long-distance voice operators. However, minutes and revenue may fluctuate significantly from quarter-to-quarter, as the Company seeks to maximize gross profit economics rather than sustain minutes-of-use or revenue.

TPS Growth:

●	National Retail Solutions (NRS)’ revenue increased 56% compared to the year ago quarter. NRS’ point-of-sale terminal network has achieved sufficient scale to enable new revenue sources that supplement the monthly recurring fees generated by the use of its terminals. These emerging services include out-of-home advertising through the terminals’ consumer facing screen, retail analytics, and credit card processing.

●	Revenue generated by IDT’s BOSS Revolution money transfer service increased 35% compared to the year ago quarter. Direct-to-consumer sales increased 145% year over year driven by expansion of the service’s global disbursement network. Direct-to-consumer sales now constitute the majority of money transfer revenue.

●	IDT is optimizing its BOSS Revolution mobile offering. Efforts this quarter focused on development of marketing campaigns, training of IDT’s direct to retailer sales force, and improving the user experience.

TPS Financial Results:

●	TPS’ income from operations increased 39.1% to $6.2 million. The impact of the $49.1 million reduction in revenue was offset by improved Carrier Services margins and by the continued growth of Mobile Top-Up revenue. SG&A expense decreased 7.5% year over year to $40.4 million reflecting reduced compensation expense partially offset by increased marketing expense. Adjusted EBITDA in 2Q19 increased to $9.6 million from $8.8 million in 2Q18.

net2phone Segment Takeaways:

●	net2phone-UCaaS revenue increased 86% compared to the year ago quarter driven by the acquisition of Canadian UCaas provider Versature, growth in South American markets, expansion to Mexico, and additions to its US channel partner network.

●	During 2Q19, net2phone continued to deploy its new proprietary platform. The platform integrates voice, text, messaging and web chat services across devices. net2phone expects that the unified communications functionality afforded by the new platform will become a key driver of customer acquisition.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “For Investors” section of the IDT Corporation website (http://idt.net/ir) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM ET today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from U.S.) or 1-412-902-4243 (international) and request the IDT Corporation call.

A recording of the conference call can be accessed beginning approximately two hours after the call concludes through March 14, 2019 by dialing 1-844-512-2921 (toll free from the US) or 1-412-317-6671 (international) and providing this PIN code: 10128968. The recording will also be available via streaming audio at the IDT investor relations website (www.idt.net/ir) following the call.

ABOUT IDT:

IDT Corporation (NYSE: IDT) provides communications and payment services to individuals and businesses primarily through its flagship Boss Revolution® and net2phone® brands. IDT’s wholesale carrier services business is a leading global carrier of international long-distance calls. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	January 31, 2019	July 31, 2018
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$74,445	$68,089
Debt securities	1,051	5,612
Trade accounts receivable, net of allowance for doubtful accounts of $3,037 at January 31, 2019 and $3,166 at July 31, 2018	50,164	69,481
Prepaid expenses	20,432	19,550
Other current assets	28,078	28,877
Assets held for sale	167,083	137,272
Total current assets	341,253	328,881
Property, plant and equipment, net	36,186	36,068
Goodwill	11,273	11,315
Other intangibles, net	4,150	306
Equity investments	7,754	6,633
Deferred income tax assets, net	2,882	5,668
Other assets	6,680	5,020
Assets held for sale	5,962	5,706
Total assets	$416,140	$399,597

Liabilities and equity
Current liabilities:
Trade accounts payable	$35,288	$45,124
Accrued expenses	119,206	129,818
Deferred revenue	41,352	55,003
Other current liabilities	6,557	8,269
Liabilities held for sale	159,248	128,770
Total current liabilities	361,651	366,984
Other liabilities	853	768
Liabilities held for sale	433	542
Total liabilities	362,937	368,294
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at January 31, 2019 and July 31, 2018	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,611 and 25,594 shares issued and 24,705 and 22,872 shares outstanding at January 31, 2019 and July 31, 2018, respectively	256	256
Additional paid-in capital	271,959	294,047
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 906 and 2,722 shares of Class B common stock at January 31, 2019 and July 31, 2018, respectively	(51,727)	(85,597)
Accumulated other comprehensive loss	(4,455)	(4,972)
Accumulated deficit	(163,366)	(173,103)
Total IDT Corporation stockholders’ equity	52,700	30,664
Noncontrolling interests	503	639
Total equity	53,203	31,303
Total liabilities and equity	$416,140	$399,597

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2019	2018	2019	2018
	(in thousands, except per share data)

Revenues	$349,473	$395,883	$711,789	$789,438
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	291,178	337,229	595,870	673,738
Selling, general and administrative (i)	50,900	52,358	101,452	102,429
Depreciation and amortization	5,762	5,735	11,357	11,408
Severance	—	195	—	635
Total costs and expenses	347,840	395,517	708,679	788,210
Other operating expense, net	(90)	(846)	(285)	(1,625)
Income (loss) from operations	1,543	(480)	2,825	(397)
Interest income, net	186	286	295	648
Other income (expense), net	496	370	(853)	(456)
Income (loss) before income taxes	2,225	176	2,267	(205)
(Provision for) benefit from income taxes	(1,736)	1,514	(2,926)	99
Net income (loss)	489	1,690	(659)	(106)
Net income attributable to noncontrolling interests	(300)	(174)	(601)	(470)
Net income (loss) attributable to IDT Corporation	$189	$1,516	$(1,260)	$(576)

Earnings (loss) per share attributable to IDT Corporation common stockholders:
Basic	$0.01	$0.06	$(0.05)	$(0.02)
Diluted	$0.01	$0.06	$(0.05)	$(0.02)
Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	24,816	24,643	24,323	24,635
Diluted	24,821	24,724	24,323	24,635

(i) Stock-based compensation included in selling, general and administrative expenses	$467	$987	$880	$1,797

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended January 31,
	2019	2018
	(in thousands)
Operating activities
Net loss	$(659)	$(106)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	11,357	11,408
Deferred income taxes	2,785	3,212
Provision for doubtful accounts receivable	620	696
Stock-based compensation	880	1,797
Other	(78)	(68)
Change in assets and liabilities:
Trade accounts receivable	17,333	(4,568)
Prepaid expenses, other current assets and other assets	79	(15,109)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(18,288)	(20,347)
Customer deposits at IDT Financial Services Limited, our Gibraltar-based bank	29,015	4,481
Deferred revenue	(4,997)	(4,710)
Net cash provided by (used in) operating activities	38,047	(23,314)
Investing activities
Capital expenditures	(9,396)	(10,931)
Payment for acquisition, net of cash acquired	(5,453)	—
Proceeds from redemption of investments	1,000	—
Cash used for purchase of investments	(500)	—
Proceeds from sale of interest in Straight Path IP Group Holding, Inc.	—	6,000
Purchase of IP Interest from Straight Path Communications Inc.	—	(6,000)
Purchases of marketable securities	—	(19,797)
Proceeds from maturities and sales of marketable securities	4,555	31,610
Net cash (used in) provided by investing activities	(9,794)	882
Financing activities
Dividends paid	—	(9,440)
Distributions to noncontrolling interests	(737)	(717)
Proceeds from sale of Class B common stock to Howard S. Jonas	13,272	—
Repayment of other liabilities acquired.	(615)	—
Proceeds from borrowings under revolving credit facility	3,000	19,080
Repayments of borrowings under revolving credit facility	(3,000)	(19,080)
Repurchases of Class B common stock	(3,870)	(61)
Net cash provided by (used in) financing activities	8,050	(10,218)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	(236)	9,490
Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	36,067	(23,160)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	203,197	211,963
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$239,264	$188,803

Supplemental schedule of non-cash financing activities
Howard S. Jonas’ advance payment used for sale of Class B common stock	$1,500	$—

On August 1, 2018, IDT adopted a change in GAAP related to the classification and presentation of changes in restricted cash in the statement of cash flows. The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported in the consolidated balance sheet that equals the total of the same amounts reported in the consolidated statement of cash flows:

	January 31, 2019	July 31, 2018
	(in thousands)
Cash and cash equivalents	$74,445	$68,089
Restricted cash included in other current assets	566	285
Cash and cash equivalents included in current assets held for sale	5,372	5,892
Restricted cash and cash equivalents included in current assets held for sale	158,881	128,931
Total cash, cash equivalents, and restricted cash and cash equivalents	$239,264	$203,197

Reconciliation of Non-GAAP Financial Measures for the Second Quarter Fiscal 2019 and 2018

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 2Q19, 1Q19, and 2Q18, Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, and add depreciation and amortization, severance expense, and other operating expense, net.

IDT’s measure of non-GAAP net income (loss) starts with net income (loss) in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, net, and subtracts the income tax benefits from The Tax Cuts and Jobs Act.

IDT’s measure of non-GAAP earnings (loss) per share is calculated by dividing non-GAAP net income (loss) by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2019 and fiscal 2018 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share measures provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating expense, net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share. In fiscal 2019 and 2018, other operating expense, net primarily included legal fees related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint. In addition, in 2Q19, other operating expense, net included a gain on the sale of a calling card business in Asia. From time-to-time, IDT may incur costs related to non-routine legal and regulatory matters or disposal of certain assets. However, such legal and regulatory matters and disposals do not occur each quarter. IDT does not believe the gains or losses from non-routine legal and regulatory matters or asset sales are components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income (loss) and non-GAAP earnings (loss) per share because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

In 2Q18, IDT recorded an income tax benefit of $3.3 million for its anticipated AMT credit refund due to The Tax Cuts and Jobs Act enacted in December 2017. This income tax benefit is excluded from IDT’s calculation of non-GAAP net income (loss) and non-GAAP earnings (loss) per share because the benefits were not directly related to the current results of IDT’s core operations.

Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income (loss) for IDT on a consolidated basis, (b) for non-GAAP net income (loss), net income (loss), and (c) for non-GAAP earnings (loss) per share, basic and diluted earnings per share.

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone	All Other	Corporate
Three Months Ended January 31, 2019 (2Q19)
Adjusted EBITDA	$7.4	$9.6	$0.2	$-	$(2.4)
Subtract (Add):
Depreciation and amortization	5.8	3.7	2.1	-	-
Other operating (gain) expense, net	0.1	(0.2)	-	-	0.3
Income (loss) from operations	1.5	$6.2	$(1.9)	$-	$(2.8)
Interest income, net	0.2
Other income, net	0.5
Income before income taxes	2.2
Provision for income taxes	(1.7)
Net income	0.5
Net income attributable to noncontrolling interests	(0.3)
Net income attributable to IDT Corporation	$0.2

	Total IDT Corporation	Telecom & Payment Services	net2phone	All Other	Corporate
Three Months Ended October 31, 2018 (1Q19)
Adjusted EBITDA	$7.1	$9.3	$-	$-	$(2.3)
Subtract:
Depreciation and amortization	5.6	4.0	1.5	-	-
Other operating expense	0.2	-	-	-	0.2
Income (loss) from operations	1.3	$5.3	$(1.5)	$-	$(2.5)
Interest income, net	0.1
Other expense, net	(1.3)
Income before income taxes	0.1
Provision for income taxes	(1.2)
Net loss	(1.1)
Net income attributable to noncontrolling interests	(0.3)
Net loss attributable to IDT Corporation	$(1.4)

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone	All Other	Corporate
Three Months Ended January 31, 2018 (2Q18)
Adjusted EBITDA	$6.3	$8.8	$0.4	$(0.5)	$(2.4)
Subtract:
Depreciation and amortization	5.7	4.1	1.2	0.4	-
Severance expense	0.2	0.2	-	-	-
Other operating expense	0.8	-	-	-	0.8
(Loss) income from operations	(0.5)	$4.5	$(0.8)	$(0.9)	$(3.2)
Interest income, net	0.3
Other income, net	0.4
Income before income taxes	0.2
Benefit from income taxes	1.5
Net income	1.7
Net income attributable to noncontrolling interests	(0.2)
Net income attributable to IDT Corporation	$1.5

IDT Corporation

Reconciliations of Net Income (Loss) to Non-GAAP Net Income (Loss) and Earnings (Loss) per share to Non-GAAP Earnings (Loss) per share

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	2Q19	1Q19	2Q18

Net income (loss)	$0.5	$(1.1)	$1.7
Adjustments (add) subtract:
Stock-based compensation	(0.5)	(0.4)	(1.0)
Severance expense	-	-	(0.2)
Other operating expense, net	(0.1)	(0.2)	(0.8)
Income tax benefit	-	-	3.3
Total adjustments	(0.5)	(0.6)	1.3
Income tax effect of total adjustments	-	-	0.4
	0.5	0.6	(1.7)
Non-GAAP net income (loss)	$1.0	$(0.5)	$0.0

Earnings (loss) per share:
Basic	$0.01	$(0.06)	$0.06
Total adjustments	0.03	0.04	(0.06)
Non-GAAP - basic	$0.04	$(0.02)	$0.00

Weighted-average number of shares used in calculation of basic earnings (loss) per share	24.8	23.8	24.6

Diluted	$0.01	$(0.06)	$0.06
Total adjustments	0.03	0.04	(0.06)
Non-GAAP - diluted	$0.04	$(0.02)	$0.00

Weighted-average number of shares used in calculation of diluted earnings (loss) per share	24.8	23.8	24.7

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